EXHIBIT 11

                    BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER COMMON SHARE

                                                    November 30,
                                             1994       1995       1996
      Income before cumulative effect
      of change  accounting principle      $6,143     $4,702     $5,401

      Cumulative effect of change in
      accounting principle*                   172          -          -

      Net income applicable to common
       stock                               $6,315     $4,702     $5,401

      Common and common equivalent
       share:
         Weighted average common
          shares outstanding                6,661      6,463      5,830
         Net effect of dilutive
          stock options based on
          the treasury stock method
          using average market price          359        290        195
         Weighted average common and
          common equivalent shares          7,020      6,753      6,025

      Earnings per common and common
      equivalent share:
         Before cumulative effect of
          change in accounting
          principle                         $0.88      $0.70      $0.90
         Cumulative effect of change
          in accounting principle*            .02          -          -
         Net income per common and
          common equivalent share           $0.90      $0.70      $0.90
         Weighted average common
          shares outstanding                6,661      6,463      5,830
         Net effect of dilutive stock
          options based on the
          treasury stock method
          using the greater of the
          average or ending market
          price                               392        294        393
      Weighted average common shares-
       assuming full dilution               7,053      6,757      6,223
      Earnings per common share-
       assuming full dilution:
      Before cumulative effect of
       change in accounting principle       $0.88      $0.70      $0.87
      Cumulative effect of change in
       accounting principle*                  .02          -          -
      Net income per common share -
       assuming full dilution               $0.90      $0.70      $0.87

      * Cumulative effect of change in accounting principle reflects the impact of the adoption of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" which superseded Statement of Financial Accounting Standards No. 96.
